Exhibit 16.1

HYLETE

MEN WOMEN BAGS SHOES

13 DAYS 11 HOURS 56 MINUTES 05 SECONDS

INVESTOR
UPDATE

1

We are happy to report our Flash Financial update for the period ended September 30, 2020 (see key highlights below). We are currently gearing up for the holidays and have plans in place to replicate last year's impressive holiday success.

As part of these efforts, we are launching a wide array of new products in October and encourage you to check them out. Once you have identified your favorites you can utilize your investor discounts and perks to shop for everyone on your holiday list.

Also, you may have seen that we are changing our perks package for those who invest after November 1, 2020. Please note that your investor account on HYLETE.com will not be affected by this change. If you know anyone who has been thinking of investing, be sure to inform them of this change, and to invest before midnight on November 1 to receive the best investor perks for life*.

Thank you for your continued support!

SHOP MENS NEW RELEASES

SHOP WOMENS NEW RELEASES

Key Highlights**:

•	Gross margin of 55% in Q3 2020 vs 50% in Q3 2019

•	Trailing 12 Month Revenue of $11.9M vs $12.4M in same period a year earlier

•	Q3 2020 Net Revenues of $2.5M vs $2.7M for Q3 2019

•	Current equity raise is now over $729K

•	Over 50,000 5-Star Reviews

•	Our best selling product this year: The Iris Short! Over 14,000 pairs sold

•	HYLETE's text opt-in has grown from to over 15,000 users. Up from only 837 users when the program was launched in September 2019.

2

INVEST

You should read the Offering Circular before making any investments. This Reg A+ offering is made available through StartEngine Primary, LLC. This investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment. Please read the selected risksrelated to this offering.

*HYLETE reserves the right to adjust pricing for investors in the future which may result in more or less percentage discounts being applicable.

** Financial Information is based on our unaudited operating data and is subject to change once we prepare our financial statements and our accountant completes an audit of those statements.

INVESTOR PERKS

3

4

Legal Disclaimer

Investing in early-stage companies involves risks, including the loss of the entire investment. This investment is illiquid. There is no currently established market for reselling any of these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these shares as collateral. The Securities and Exchange Commission (“SEC”) does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature. These securities are offered under an exemption from registration; however, the Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration. Before deciding to invest in our equity offering, prospective investors should read the equity offering circular and pay particular attention to the risk factors contained in that offering circular.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of that offering, including the merits and risks involved. Each prospective investor should consult their own attorney, business adviser, and tax adviser as to legal, business, tax and related matters concerning the information contained herein. Certain information contained in this email constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “target,” “project,” “estimate,” “intend,” “continue” or “believe,” or the negatives thereof or other variations thereon or comparable terminology. Due to various risks and uncertainties, actual events or results may differ materially from those reflected or contemplated in such forward-looking statements. Certain information contained in this email is based on or derived from information provided by independent third-party sources. HYLETE believes that such information is accurate and that the sources from which it has been obtained are reliable. HYLETE cannot guarantee the accuracy of such information, however, and has not independently verified the assumptions on which such information is based. Past performance is not indicative of future results. Securities offered through StartEngine LLC, Member FINRA/SIPC.

AN OFFERING STATEMENT REGARDING THE EQUITY OFFERING HAS BEEN FILED WITH THE SEC. THE SEC HAS QUALIFIED THE OFFERING STATEMENT, WHICH ONLY MEANS THAT THE COMPANY MAY MAKE SALES OF THE SECURITIES DESCRIBED BY THE OFFERING STATEMENT. IT DOES NOT MEAN THAT THE SEC HAS APPROVED, PASSED UPON THE MERITS OR PASSED UPON THE ACCURACY OR COMPLETENESS OF THE INFORMATION IN THE OFFERING STATEMENT. THE OFFERING CIRCULAR THAT IS PART OF THE EQUITY OFFERING STATEMENT IS AT: https://www.sec.gov/Archives/edgar/data/1599738/000168316820000978/hylete_1aa2-poc.htm

YOU SHOULD READ THE OFFERING CIRCULAR BEFORE MAKING ANY INVESTMENT.

No longer want to receive these emails? You can unsubscribe here.
560 Stevens Ave Solana Beach, CA 92075

5